Contact:

Carmen Bratter

Evan Smith, CFA / Erica Pettit

SFBC International

Financial Dynamics

305-895-0304

212-850-5606 / 212-850-5614

SFBC International Announces Record Second Quarter 2005 Financial Results

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Direct Revenue Increases 147% to $82.4 Million for the Quarter

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Non-GAAP EPS Increases 45% to $0.45 per Fully Diluted Share and

GAAP EPS Increases 27% to $0.38 per Fully Diluted Share

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Company Increases 2005 Revenue, EPS and Non-GAAP EPS Guidance

MIAMI – July 27, 2005 – SFBC International, Inc. (NASDAQ: SFCC), a provider of drug development services to branded pharmaceutical, biotechnology, generic drug and medical device companies, today reported second quarter 2005 financial results.

Direct revenue for the second quarter of 2005 was $82.4 million, an increase of 147% compared to direct revenue for the second quarter of 2004 of $33.3 million. Total net revenue for the second quarter of 2005 was $106.4 million, which included reimbursed out-of-pocket expenses of $24.0 million, a 192% increase over the reported total net revenue of $36.4 million, which included reimbursed out-of-pocket expenses of $3.1 million, in the second quarter of 2004. After adjusting for the acquisitions of PharmaNet and Taylor Technology, direct revenue increased at an organic growth rate of 25.7%. Earnings from operations for the second quarter of 2005 increased 84% to $12.1 million, representing a 14.7% operating margin on direct revenue, compared to $6.6 million for the second quarter of 2004, representing a 19.7% operating margin on direct revenue. Net earnings for the second quarter of 2005 increased by 50% to $7.1 million, or $0.38 per fully diluted share, compared to net earnings of $4.7 million, or $0.30 per fully diluted share, in the second quarter of 2004.

Non-GAAP EPS for the second quarter of 2005 increased by 45% to $0.45 per fully diluted share compared to $0.31 per fully diluted share in the second quarter of 2004. Non-GAAP EPS for the second quarter of 2005 excludes the previously disclosed one-time, pre-tax, non-cash charge of $1,063,219, or $0.04 per fully diluted share net of tax effect, related to the write-off of deferred financing costs for the credit facility amendment and debt reduction in June 2005 and non-cash expenses of $861,061, or $0.04 per fully diluted share net of tax effect, related to non-cash amortization of intangibles. SFBC believes this non-GAAP earnings information is a useful indicator of its underlying business performance.

RECONCILIATION OF NON-GAAP EARNINGS PER SHARE TO GAAP EPS*

	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004
Net earnings	$0.38	$0.30
Add back:
Non-cash amortization of intangibles	$0.04	$0.01
One-time non-cash write-off of deferred financing costs of approximately $1.1 million for the June 2005 credit facility amendment and debt reduction	$0.04	-
Rounding	($0.01)	-
Net earnings (Non-GAAP)	$0.45	$0.31

* All line items are represented per fully diluted share and individual line items are each net of tax effect

“Our results reflect the strength of our integrated service offering with both our early stage and late stage services contributing to our success,” commented Lisa Krinsky, M.D., chairman and president of SFBC International. “During the quarter, we completed the first half of the expansion of our early stage clinic in Miami, adding approximately 75 beds to the existing 600 beds at this facility. Our current offering of approximately 1,075 beds in North America, with a total of more than 1,270 planned by the end of 2005, provides us with significant flexibility for meeting the needs of our global client base. Our late stage business is consistently recognized for the quality of its global trial management service offering. CenterWatch’s 2005 survey of more than 600 investigative sites in the U.S. rated PharmaNet the best CRO to work with, which builds upon CenterWatch’s 2004 recognition of PharmaNet as the best CRO to work with in Europe.”

Arnold Hantman, chief executive officer, stated, “In June, we successfully amended our Credit Facility and improved our debt-to-capital ratio. As a result, we now have reduced our cost of borrowing and increased our financial flexibility for internal growth and future acquisitions. We remain confident in the strength of our business given the continued growth in our revenue across both early and late stage services and the strong bookings momentum we are experiencing. As a result of our diversified service offering and strong cross-marketing initiatives, we continue to see additional demand from a growing global client base.  To support the demand and ensure the quality of our service level, we increased our headcount during the quarter by approximately 8%, expanded our employee training programs, and continued to expand our capacity.”

Other Financial Information

At June 30, 2005, backlog was approximately $379.4 million, representing a sequential increase of 5.8% over the approximately $358.5 million at March 31, 2005 and a 21.8% increase over the approximately $311.5 million at December 31, 2004. Backlog consists of anticipated direct revenue from letters of intent and contracts that either have not started but are anticipated to begin in the near future or are in process and have not been completed.

For the second quarter 2005, SFBC recorded direct revenues by geographic region of $50.2 million from U.S. operations and $32.2 million from foreign operations compared to $14.4 million from U.S. operations and $18.9 million from foreign operations during the second quarter 2004. SFBC's effective tax rate in the second quarter of 2005 was 21.6% compared to 25.4% in the second quarter of 2004.

Capital expenditures were approximately $5.6 million in the second quarter of 2005, most of which was primarily attributable to new laboratory equipment and leasehold improvements.

Fiscal 2005 Guidance

Based upon SFBC's current business outlook and the interest for early and late stage outsourced clinical drug development services, SFBC is increasing its revenue guidance up to $325 million - $335 million from $315 million - $330 million in direct revenue, which excludes reimbursed out of pocket expenses. In addition, SFBC is increasing its 2005 GAAP EPS guidance to $1.66 - $1.72 from $1.61 - $1.69 and its non-GAAP EPS to $1.96 – $2.02 from $1.92 - $2.00 for fiscal 2005. Non-GAAP EPS excludes non-cash expenses of approximately $0.17 per fully diluted share related to amortization of intangibles and $0.13 per fully diluted share related to one-time write-offs of deferred financing costs. A reconciliation of Non-GAAP EPS to GAAP EPS is provided in the chart below. SFBC believes this non-GAAP earnings information is a useful indicator of its underlying business performance.

SUMMARY OF GUIDANCE RELATED TO GAAP AND NON-GAAP EPS (a)

	Low	High
New GAAP EPS guidance	$1.66	$1.72
Add back: Non-cash amortization of intangibles	$0.17	$0.17
Add back: One-time write-offs of deferred financing costs in 2005	$0.13	$0.13
Non-GAAP EPS Guidance, which excludes non-cash expenses	$1.96	$2.02

(a) All line items are represented per fully diluted share and individual line items are each net of tax effect

Conference Call Information

SFBC will host a live conference call and listen-only Webcast to discuss its second quarter 2005 results at 10:00 a.m. Eastern Time on Thursday, July 28, 2005. To participate in the conference call, please dial (800) 275-3939 (United States) or (973) 409-9258 (international). A listen-only Webcast of the conference call will be available on SFBC's website at www.sfbci.com.

For those unable to participate in the live conference call, there will be an audio replay available from July 28, 2005 at approximately 12:30 p.m. Eastern Time through August 11, 2005 at 11:59 p.m. Eastern Time, by dialing (877) 519-4471 (United States) or (973) 341-3080 (international) and entering the pass code: 6262768 for both telephone numbers. In addition, a replay of the live Webcast will also be available at www.sfbci.com approximately two hours after the live call ends through August 27, 2005 at 11:59 p.m. Eastern Time.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, which exclude, among other items, amortization of intangible assets and other charges related to the acquisition of PharmaNet. We exclude these items from the non-GAAP financial measures because they are outside our normal operations. We believe that the inclusion of non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our core operating results and future prospects, and is consistent with how management measures and forecasts the Company's performance, especially when comparing such results to prior periods or forecasts. Non-GAAP results also allow investors to compare the Company's operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying exhibits to, this press release, and can also be found on the Company's website at www.sfbci.com.

About SFBC International, Inc.

SFBC International, Inc. provides early and late stage clinical drug development services to branded pharmaceutical, biotechnology, generic drug and medical device companies around the world. SFBC has more than 30 offices located in North America, Europe (including Central and Eastern Europe), South America, Asia, and Australia. In early clinical development services, SFBC specializes primarily in the areas of Phase I and early Phase II clinical trials and bioanalytical laboratory services, including early clinical pharmacology. SFBC also provides late stage clinical development services globally that focus on Phase II through IV clinical trials. SFBC also offers a range of complementary services, including data management and biostatistics, clinical laboratory services, medical and scientific affairs, regulatory affairs and submissions, and clinical IT solutions. Additional information is available on SFBC's website at www.sfbci.com.

Forward-Looking Statements

The statements made in this press release relating to  the increase in the number of Phase 1 beds, the anticipated results created by the increased financial flexibility, the strength of SFBC’s business and our guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Additionally words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to,  regulatory changes; changes affecting the clinical research industry; a reduction of outsourcing by pharmaceutical and biotechnology companies; SFBC's ability to compete internationally in attracting clients in order to develop additional business; cancellation of contracts; SFBC's clients' ability to provide the drugs and medical devices used in its clinical trials; the national and international economic climate as it affects drug development operations; the future impact of foreign and U.S. currency prices; and the future market price of SFBC's stock. Further information can be found in SFBC's risk factors contained in the Form S-3 filed with the SEC earlier this year and other filings with the Securities and Exchange Commission.

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SFBC INTERNATIONAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
FOR THE PERIODS ENDED JUNE 30, 2005 AND DECEMBER 31, 2004

	(Unaudited)	(Audited)
	June 30,	December 31,
	2005	2004
ASSETS
Cash, equivalents, and investments in marketable securities	31,089,854	24,908,585
Accounts receivable	99,568,033	98,067,099
Total current assets	150,151,409	150,266,110

Fixed assets	66,874,287	63,906,271

Goodwill and other intangibles, net	330,997,414	331,094,959

Total assets	562,911,160	558,187,110

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	57,470,089	82,626,781

Total liabilities	268,345,408	385,771,783

Stockholders' equity	294,565,752	172,415,327

Total liabilities and stockholders' equity	562,911,160	558,187,110

SFBC INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net revenue
Direct revenue	$82,378,527	$33,329,790	$160,294,103	$63,449,884
Reimbursed out-of-pockets	24,025,879	3,088,260	43,487,687	6,453,705
Total net revenue	106,404,406	36,418,050	203,781,790	69,903,589
Costs and expenses
Direct costs	45,649,031	16,909,199	89,543,206	32,307,702
Reimbursable out-of-pocket expenses	24,025,331	3,088,260	43,487,687	6,453,705
Selling, general and administrative expenses	24,611,452	9,850,883	46,189,535	19,884,995
Total costs and expenses	94,285,814	29,848,342	179,220,428	58,646,402
Earnings from operations	12,118,592	6,569,708	24,561,362	11,257,187
Other income (expense)
Interest income	156,776	193,413	554,332	366,098
Interest expense	(3,052,881)	(135,132)	(8,563,964)	(240,679)
Total other income (expense)	(2,896,105)	58,281	(8,009,632)	125,419
Earnings before income taxes	9,222,487	6,627,989	16,551,730	11,382,606
Income tax expense	1,987,730	1,686,251	3,773,794	2,714,561
Earnings before minority interest in joint venture	7,234,757	4,941,738	12,777,936	8,668,045
Minority interest in joint venture	116,583	194,408	174,265	194,408
Net earnings	$7,118,174	$4,747,330	$12,603,671	$8,473,637

Earnings per share:
Basic	$0.39	$0.31	$0.74	$0.56
Diluted	$0.38	$0.30	$0.71	$0.54
Shares used in computing earnings per share:
Basic	18,333,992	15,155,668	17,065,846	15,069,051
Diluted	18,946,222	15,871,568	17,734,926	15,811,938